Exhibit 10.14

FORM OF CHANGE IN CONTROL AGREEMENT

This CHANGE IN CONTROL AGREEMENT (this “Agreement”) dated as of December 28, 2011, is an amendment and restatement of a severance agreement made and entered into by and among Horace Mann Educators Corporation, a Delaware corporation (“HMEC” or the “Parent Company”), Horace Mann Service Corporation, an Illinois corporation (the “Employer Company” and, together with HMEC, the “Company”), and x (the “Executive”).

WHEREAS, the Company considers the maintenance of a sound and vital senior management to be essential to protecting and enhancing the interests of the Parent Company and its subsidiaries, including the Employer Company, hereinafter collectively referred to as the “Group;”

WHEREAS, the Company recognizes that, as is the case with many publicly owned corporations, the possibility of a change in control of the Group may arise and that such possibility, and the uncertainty and questions that it may raise among senior management, may result in the departure or distraction of senior management personnel to the detriment of the Group;

WHEREAS, accordingly the Company has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company’s senior management to their assigned duties and long-range responsibilities without distraction in circumstances arising from the possibility of a change in control of the Group;

WHEREAS, the Company believes it important and in the best interests of the Group, should the Group face the possibility of a change in control, that the senior management of the Company be able to assess and advise the Board of Directors of the Company (the “Board”) whether such a proposed change in control would be in the best interests of the Group and to take such other action regarding such a proposal as the Board might determine to be appropriate, without senior management being influenced by the uncertainties of their own employment situations;

WHEREAS, the Executive is an employee of the Company; and

WHEREAS, in order to induce the Executive to remain in the employ of the Company in the event of any actual or threatened change in control of the Group, the Company has determined to set forth the severance benefits that the Company will provide to the Executive under the circumstances set forth below;

NOW THEREFORE, in consideration of the foregoing recitals, and the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration, the parties hereto agree as follows:

1.      Definitions. Terms not otherwise defined in this Agreement shall have the meanings set forth in this Section 1.

(a)      Base Year. The “Base Year” shall be the twelve (12) month period immediately preceding a Change in Control.

(b)      Cash Compensation. “Cash Compensation” shall mean the sum of (i) the Executive’s annual base salary for the year in which the Date of Termination occurs and (ii) an amount equal to the average of the annual cash bonus paid to the Executive under the Horace Mann Incentive Compensation Program (or such similar program as may replace the Incentive Compensation Program) in the three (3) fiscal years (or such fewer years) as the Executive may have been employed by the Company immediately preceding the year in which the Date of Termination occurs.

(c)      Cause. “Cause” shall mean serious, willful misconduct by the Executive such as, for example, the commission by the Executive of a felony arising from specific conduct of the Executive that reasonably relates to his or her qualification or ability (personal or professional) to perform his or her duties to the Group or a perpetration by the Executive of a common law fraud against the Group. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds of the entire membership of the Board at a meeting of the Board called and held for the purpose of considering his or her termination for Cause (after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive’s counsel, to be heard before the Board). The resolution of the Board shall contain a finding that in the good faith opinion of the Board the Executive was guilty of conduct constitutes “Cause” as defined above and specifying the particulars thereof in detail. Notwithstanding the foregoing, the Executive shall have the right to contest his or her termination for Cause.

(d)      Change in Control. A “Change in Control” shall mean the first to occur of any of the following events:

(i)      the consummation of any merger, consolidation or reorganization or sale or other disposition of all or substantially all of the assets of HMEC (a “Business Combination”), in each case, unless, immediately following such Business Combination, all or substantially all of the individuals and entities that were the beneficial owners of outstanding voting securities of HMEC immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the company resulting from such Business Combination (including, without limitation, a company that, as a result of such transaction, owns HMEC or all or substantially all of HMEC’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the outstanding voting securities of HMEC;

(ii)      the approval by the shareholders of HMEC of any plan or proposal for the complete liquidation or dissolution of HMEC;

(iii)     any “Person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), excluding for this purpose (x) HMEC or any subsidiary of HMEC, and (y) any employee benefit plan of HMEC or any subsidiary of HMEC, or any person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan that acquires beneficial ownership of voting securities of HMEC, is or becomes, directly or indirectly, the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), of securities of HMEC that represent more than 50% of the combined voting power of HMEC’s then outstanding securities; provided, however, that no Change in Control shall be deemed to have occurred as a result of a change in ownership percentage resulting solely from an acquisition of securities by the Company; or

(iv)     the persons who constitute the Board as of the date hereof (the “Incumbent Directors”) cease for any reason, including, without limitation, as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority thereof; provided, however, that any person becoming a member of the Board subsequent to the date hereof shall be considered an Incumbent Director if such person’s election or nomination for election was approved by a vote of at least 50% of the members of the Board who were Incumbent Directors at the date of such election giving effect to the provisions of this clause; provided, further, that any such person whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of members of the Board or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board, including by reason of agreement intended to avoid or settle any such actual or threatened contest or solicitation, shall not be considered an Incumbent Director.

(e)      Constructive Termination. “Constructive Termination” shall mean any of the following events:

(i)      any material diminution in the Executive’s duties or responsibilities to the Group;

(ii)      any required relocation of the Executive from his or her present work site to another site more than fifty (50) miles from the present work site;

(iii)     any material diminution in the Executive’s annual base compensation (salary and annual cash bonus) below the Executive’s compensation for the Base Year; or

(iv)     failure of a successor to assume this agreement as required by Section 8.

Notwithstanding the preceding, a Constructive Termination shall not be deemed to have occurred until and unless the Executive provides written notice to the Company within ninety (90) days after the initial existence of one of the above conditions, the Company is provided thirty (30) days to remedy the condition and fails to do so, and the Executive separates from service within 6 months thereafter.

(f)      Date of Termination. “Date of Termination” shall mean the effective date of the Notice of Termination which results (on such effective date) in the Executive’s separation from service as defined in Section 16(f).

2.      Termination Following Change in Control.

(a)      Termination of Employment. If a Change in Control shall have occurred while the Executive is still an employee of the Company the Executive shall be entitled to the compensation provided in Section 3 if, within two (2) years after the Change in Control, the Executive’s employment is terminated by (i) the Company without Cause or (ii) the Executive due to Constructive Termination.

(b)      Notice of Termination. Any purported termination of the Executive’s employment by the Company or the Executive shall be communicated by a Notice of Termination to the other party in accordance with Section 10. The Notice of Termination shall set forth in reasonable detail the reasons for termination and, if termination is for Cause, the facts and circumstances claimed to provide a basis for termination of the Executive’s employment and, in the case of a Constructive Termination, the information specified in Section 1(e).

3.      Severance Compensation upon Termination of Employment. If the Executive becomes entitled to compensation pursuant to Section 2(a), then the Company shall:

(a)      pay to the Executive as severance pay in a lump sum, in cash, an amount equal to x times the Executive’s Cash Compensation;

(b)      to the extent permitted under the Company’s group term life insurance policy, pay for a period of x months after the Date of Termination (or such shorter period provided in the policy) the costs of converted term life insurance continued by the Executive at the level substantially similar to those insurance benefits, if any, that the Executive was receiving immediately prior to the Date of Termination (including the coverage for the Executive’s dependents);

(c)      pay for x months after the Date of Termination any premiums for group medical or dental coverage for the Executive and/or the Executive’s eligible dependents, provided the Executive timely elects and maintains such coverage in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) and satisfies all other eligibility requirements under COBRA; and

(d)      fully vest the Executive in the Executive’s benefit in the Horace Mann Nonqualified Supplemental Money Purchase Pension Plan.

Subject to Section 15(d) and (g), payments pursuant to this Section 3 shall be made on the fifth day after the Date of Termination.

4.      Indemnification for Excise Tax.

(a)      Indemnification. In addition to the amounts specified in Section 3, the Company agrees that it will pay or cause to be paid to the Executive, at the time specified in Section 4(b), an amount in cash (the “Additional Amount”) as determined by the following formula:

Additional Amount = Excise Taxes + Attributable Taxes

“Excise Taxes” shall mean all federal and state excise taxes, if any, payable under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), and any state counterparts, with respect to the benefits received by the Executive pursuant to Section 3.

“Attributable Taxes” shall mean all taxes, including any federal and state income taxes and any federal and state excise taxes under Section 4999 of the Code and its state counterparts, that become payable by the Executive as a result of the receipt of the Additional Amount.

(b)      Preparation of Tax Return; Notice to the Company. The Company, at its expense, agrees to supply the Executive with advice from a tax practitioner as to whether the Executive must reflect an excise tax under Section 4999 of the Code and any state counterparts on the filing of any income tax return of the Executive relating to the period or periods in which the Executive received payments or benefits under this Agreement. If such tax practitioner advises that such excise tax must be reflected on such tax return, the Executive agrees to so reflect and, unless such tax was previously withheld from payments to the Executive, pay such tax and the Company will reimburse the Executive in accordance with Section 4(a) above as soon as practicable after receipt of proof of payment (or, in the case of tax that was previously withheld, proof that such return was filed as required) from the Executive. If such tax practitioner advises that such excise tax need not be reflected on such tax return, the Executive agrees to prepare and file his or her tax return in accordance with such advice. The Executive shall notify the Company in writing no less than thirty (30) days prior to the time the Executive is required to file each tax return, and shall promptly provide to the tax practitioner selected by the Company such information as it may request in connection with establishing the existence of an obligation to withhold tax pursuant to Section 16 or an obligation pursuant to this Section 4. If the Executive provides such notice and information and prepares the relevant tax return as provided in this Section 4(b), the Company shall indemnify the Executive in accordance with Section 4(a) for any subsequent assessment of Excise Taxes or Attributable Taxes by the Internal Revenue Service (“IRS”) or any state taxing authority, and any interest, penalties, and additions to tax directly relating to such Excise Taxes. If the Executive fails to comply fully with the requirements of this Section 4(b), then the Company’s obligations will not include indemnification or any interest, penalties or additions to tax. In the event the Executive’s liability for Excise Taxes is determined upon audit by the IRS or the relevant state taxing authority, the Company shall pay to the Executive the amounts determined in accordance with Section 4(a) and this Section 4(b) at such time as the Company determines that it no longer desires to contest the Executive’s liability pursuant to Section 4(c); provided, however, that in all events the Company will indemnify the Executive for interest, penalties and additions to tax, directly relating to Excise Taxes, that accrue after such time the Company receives notice of a proposed assessment of Excise Taxes resulting from an audit of the Executive’s tax return.

(c)      Duty to Cooperate. The Executive agrees to notify the Company promptly in the event of any audit by the IRS or any state taxing authority in which the IRS or the state taxing authority asserts that any Excise Tax should be assessed against the Executive and to cooperate with the Company in contesting (at the Company’s expense) any such proposed assessment. The Executive agrees not to settle or compromise any such assessment without the Company’s consent. The Executive will promptly provide to the Company all information requested by the Company in connection with its contest of a proposed final assessment of Excise Taxes.

(d)      Payment. Any tax indemnification payment shall be made no later than the December 31 of the year following the calendar year in which the Executive remits the related tax. If any tax indemnification provision in this Agreement permits the discretionary reduction of payments due to the Executive, no payment of “deferred compensation” (as defined under Section 409A of the Code, after giving effect to the exemptions thereunder) shall be reduced to the extent that a reduction can be made to compensation that is not “deferred compensation” as so defined.

5.      Mitigation of Damages; Effect of Plan on Other Contractual Rights.

(a)      The Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by the Executive as a result of employment by another employer or by retirement benefits received after the Date of Termination, or otherwise.

(b)      The provisions of this Agreement, and any payment provided for hereunder, shall not reduce any amounts otherwise payable, or in any way diminish the Executive’s existing rights, or rights that would accrue solely as a result of the passage of time, under any benefit plan, employment agreement or other contract, plan or arrangement. Notwithstanding the foregoing, the Executive shall not be eligible for benefits under any other plan or arrangement providing severance or termination benefits in the event of a Change in Control, however defined.

6.      Term. The term of this Agreement (the “Term”) shall commence on the date hereof and shall terminate on x (which is the expiration of the current term under the original agreement of which this Agreement is an amendment and restatement); provided, however, that unless previously terminated in accordance herewith, the Term shall be extended for additional three year periods unless the Company gives notice to the Executive of its intention to have this Agreement expire no less than 90 days prior to the end of the then current Term. Notwithstanding the foregoing, if a Change in Control shall have occurred at any time during the Term, then the Term shall continue for two (2) years after the date of occurrence of such Change in Control and shall terminate immediately thereafter. A termination or amendment of this Agreement (other than an amendment pursuant to Section 16) shall not affect any obligation of the Company under this Agreement that has accrued and is unpaid as of the effective date of such termination or amendment.

7.      At-Will Employment. Nothing in this Agreement shall confer upon the Executive any right to continue in the employ of the Company prior to or after a Change in Control of the Company or shall interfere with or restrict in any way the rights of the Company, which are hereby expressly reserved, to discharge the Executive at any time prior to or after a Change in Control of the Company for any reason whatsoever, with or without Cause.

8.      Successors.

(a)      The Company will require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, expressly, absolutely and unconditionally to assume and agree in writing to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. As used in this Agreement, “Company” shall mean the Company as defined above and any successor or assign to its business and/or assets that executes and delivers the agreement provided for in this Section 8 or that otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

(b)      This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal and legal representatives, executors, administrators, successors, heirs, distributees, devises and legatees. If the Executive should die while any amounts are still payable to him or her hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee or other designee or, if there be no such designee, to the Executive’s estate.

9.      Governing Law; Arbitration; Attorneys’ Fees.

(a)      This Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Delaware, without giving effect to its conflict or choice of laws provisions.

(b)      If any controversies, disputes or claims arise out of, in connection with, or in relation to, the interpretation, performance or breach of this Agreement, all such controversies, disputes or claims shall be settled, at the request of any party hereto, by arbitration conducted in Springfield, Illinois, in accordance with the then existing rules of the American Arbitration Association. The decision rendered by the arbitrators as to all issues of law and fact shall be final and binding without right of appeal on all parties hereto who receive notice of such arbitration and the opportunity to participate therein. Judgment upon any award rendered in such arbitration may be entered by any state or federal court having jurisdiction over the matter.

(c)      Should any party hereto institute any action or proceeding to enforce any provision of this Agreement, the prevailing party shall be entitled to receive from the losing party reasonable attorneys’ fees and costs incurred in such action or proceeding, whether or not such action or proceeding is prosecuted to judgment.

10.      Notice. Notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or two days after deposit in the mail by United States registered mail, return receipt requested, postage prepaid, as follows: if to the Company, to Horace Mann Service Corporation, 1 Horace Mann Plaza, Springfield, Illinois 62715, attention: Chief Executive Officer (except if such notice is sent by the Chief Executive Officer, in which case such notice shall be sent to the attention of the Chairman of the Board of Directors), and if to the Executive at the address specified at the end of this Agreement. Notice may also be given at such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

11.      Miscellaneous. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party, shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party that are not set forth expressly in this Agreement.

12.      Validity. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

13.      Entire Agreement. This Agreement contains the entire agreement between the parties hereto with respect to the transactions contemplated hereby and supersedes all previous oral and written and all contemporaneous oral negotiations, commitments and understandings.

14.      Withholding. The Company shall withhold benefits otherwise due or payable hereunder in order to comply with any federal, state, local or other income or other tax laws requiring withholding with respect to benefits provided to the Executive pursuant to this Agreement.

15.      409A Provisions.

(a)      To the extent this Agreement provides for compensation that is deferred compensation subject to Section 409A of the Code, it is intended that the Executive not be subject to the imposition of taxes and penalties (“409A Penalties”) under Section 409A of the Code, and shall be construed in accordance with that intent.

(b)      For purposes of the limitations on nonqualified deferred compensation under Section 409A of the Code, each payment of compensation under the Agreement shall be treated as a separate payment of compensation for purposes of applying the Section 409A of the Code deferral election rules and the exclusion from Section 409A of the Code for certain short-term deferral amounts.

(c)      Any amounts payable solely on account of an involuntary separation from service within the meaning of Section 409A of the Code shall be excludible from the requirements of Section 409A of the Code, either as involuntary separation pay or as short-term deferral amounts (e.g., amounts payable under the schedule prior to March 15 of the calendar year following the calendar year of involuntary separation) to the maximum possible extent.

(d)      If, as of the date of his “separation from service” (as determined under Section 409A), the Executive is a “specified employee” as determined by the Company, then to the extent that any amount or benefit that would be paid or provided to the Executive under this Agreement within six (6) months of his “separation from service” constitutes an amount of deferred compensation for purposes of Section 409A and is considered for purposes of Section 409A to be owed to the Executive by virtue of his separation from service, then such amount or benefit will not be paid or provided during the six-month period following the date of the Executive’s separation from service and instead shall be paid or provided on the first business day that is more than six (6) months following the date of the Executive’s separation from service, except to the extent that, in the Company’s reasonable judgment, payment during such six-month period would not cause the Executive to incur additional tax, interest or penalties under Section 409A. In the case of taxable benefits that constitute deferred compensation, the Company, in lieu of a delay in payment, may require the Executive to pay the full costs of such benefits during the period described in the preceding sentence and reimburse the Executive for said costs within thirty (30) calendar days after the end of such period. With respect to any reimbursements under this Agreement, such reimbursement shall be made on or before the last day of the calendar year following the calendar year in which the expense was incurred by the Executive.

(e)      Any reimbursements or in-kind benefits provided under the Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the period of time specified in the Agreement, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(f)      “Date of Termination, “termination of employment,” “retirement,” “resignation” or words of similar import, as used in this Agreement shall mean, with respect to any payments of deferred compensation subject to Section 409A of the Code, the Executive’s “separation from service” as defined in Section 409A of the Code.

(g)      If payment of any amount of “deferred compensation” (as defined under Section 409A of the Code, after giving effect to the exemptions thereunder) is triggered by a Separation from Service that occurs while the Executive is a “specified employee” with respect to the Company (as defined under Section 409A of the Code and determined in good faith), and if such amount is scheduled to be paid within six (6) months after such Separation from Service, the amount shall accrue without interest and shall be paid the first business day after the end of such six-month period, or, if earlier, within 15 days after the appointment of the personal representative or executor of the Executive’s estate following the Executive’s death.

(h)      The Executive acknowledges and agrees that notwithstanding this provision or any other provision of this Agreement, the Company and its affiliates are not providing him with any tax advice with respect to Section 409A of the Code or otherwise and are not making any guarantees or other assurances of any kind to him with respect to the tax consequences or treatment of any amounts paid or payable to him under this Agreement. The Executive is solely responsible for payment of any and all taxes on amounts payable under this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

HORACE MANN EDUCATORS CORPORATION

By:
Peter H. Heckman
President & Chief Executive Secretary

HORACE MANN SERVICE CORPORATION

By:
Ann Caparrós
Corporate Secretary

EXECUTIVE

By:
Executive Name